Exhibit 99.1
Raven Industries Reports Strong Second Quarter Fiscal 2019 Results
Sales Increased 19 Percent and EPS Increased 65 Percent Year-Over-Year
Sioux Falls, S.D. - August 22, 2018 - Raven Industries, Inc. (the Company) (NASDAQ: RAVN) today reported financial results for the second quarter that ended July 31, 2018.

Noteworthy Items:

•	Consolidated net sales increased 19 percent year-over-year and all three operating divisions achieved double-digit growth in operating income year-over-year;

•	Diluted EPS increased 65 percent year-over-year on strong profit growth across all divisions and lower income taxes (43 percent excluding favorable tax impacts);

•	Applied Technology's division profit margin expansion continued, expanding 560 basis points year-over-year;

•	Engineered Films grew net sales $9.8 million year-over-year, or more than 20 percent, driven by organic growth and the acquisition of Colorado Lining International, Inc. (CLI);

•	Aerostar grew net sales nearly 45 percent and almost tripled operating income versus the prior year on continued stratospheric balloon platform success and improved leverage from aerostat deliveries;

•	Applied Technology’s investment to establish a physical presence in Latin America is driving positive momentum and improving long-term growth prospects for this key region;

•	Announced the appointment of Janet Holloway and Lois Martin to the Company’s Board of Directors.

Second Quarter Results:
Net sales for the second quarter of fiscal 2019 were $102.7 million, up 18.6 percent versus the second quarter of fiscal 2018. All three divisions continued their strong growth in sales year-over-year during the second quarter.

The acquisition of CLI contributed sales of $10.3 million in the second quarter of fiscal 2019. In the second quarter of last year (fiscal 2018), CLI was a customer of the Company, and the Company generated sales of $1.3 million to CLI in that quarter. Therefore, net sales in the second quarter of fiscal 2019 increased $9.0 million versus the second quarter of last year after excluding amounts sold to CLI in the prior year. Also, in the first quarter of fiscal year 2019, the Company made the strategic decision to divest Aerostar’s client private business. This business generated sales of $1.4 million in the second quarter of fiscal year 2018. As a result of the divestiture, there were no sales associated with this business unit in the second quarter of fiscal year 2019. Excluding sales associated with CLI and Aerostar's client private business from the second quarter of last year and the second quarter of this year, consolidated sales increased $8.5 million or 10.1 percent year-over-year.

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Raven Industries Second Quarter 2019 Results
August 22, 2018

Operating income for the second quarter of fiscal 2019 was $16.6 million versus operating income of $11.7 million in the second quarter of fiscal 2018, increasing 42.1 percent year-over-year. All three divisions achieved double-digit growth in operating income during the second quarter, with Aerostar’s operating income increasing more than 175 percent. As a result, consolidated operating margin increased 270 basis points from 13.5 percent to 16.2 percent.

Net income for the second quarter of fiscal 2019 was $13.7 million, or $0.38 per diluted share, versus net income of $8.2 million, or $0.23 per diluted share, in last year's second quarter. Included in this year’s second quarter results on a pre-tax basis were expenses related to Project Atlas of $0.8 million ($0.7 million after-tax, or $0.02 per diluted share). In addition, the Company’s effective tax rate in this year’s second quarter was approximately 12 percentage points lower versus the second quarter of last year. This resulted in lower tax expense of approximately $2.0 million ($0.05 per diluted share).

Balance Sheet and Cash Flow:
At the end of the second quarter of fiscal 2019, cash and cash equivalents totaled $65.4 million, up $14.1 million versus the prior quarter. Strong growth in sales and improved profitability drove the increase in cash sequentially.

Net working capital1 as a percentage of annualized net sales increased year-over-year, from 24.4 percent in the second quarter of last year to 24.9 percent in this year’s second quarter. The increase was primarily driven by an increase in receivables within Engineered Films as a result of the acquisition of CLI and an increase in inventory in response to significantly higher energy market demand. As the Company prepares for the Engineered Films division to go live on IFS, the Company’s new Oracle-based enterprise resource planning platform, at the end of this fiscal year, the Company will purposefully increase finished goods inventory to provide flexibility during the post go-live phase on the new platform.

We continue to expect cash outflows for capital expenditures to be approximately $22 million in fiscal 2019.

Applied Technology Division:
Net sales for Applied Technology in the second quarter of fiscal 2019 were $30.4 million, up 6.8 percent year-over-year. Geographically, domestic sales were up 13.7 percent, and international sales were down 11.9 percent year-over-year. Domestic sales were up due to strength of new product sales. The international sales decline was largely the result of the timing of significant orders to specific customers in the prior year which the Company does not expect to be indicative of future trends.

Division operating income in the second quarter of fiscal 2019 was $8.8 million, up $2.2 million or 32.4 percent versus the second quarter of fiscal 2018. Division operating margin increased 560 basis points year-over-year,

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Raven Industries Second Quarter 2019 Results
August 22, 2018

from 23.3 percent to 28.9 percent. Incremental margins were strong for Applied Technology, driven mostly by leverage on higher sales volume and lower engineering support costs. In the second quarter of last year, the division experienced higher than normal engineering support spending in advance of its new product launches. During this year’s second quarter, the division had expenses of approximately $0.4 million associated with the start-up of its new Latin American headquarters in Brazil. This investment is reducing division profit margin in the short-term, but is expected to lead to significant growth starting next fiscal year.

Engineered Films Division:
Net sales for Engineered Films were $58.9 million, up $9.8 million or 20.1 percent year-over-year. The increase in net sales was driven by organic growth and the acquisition of CLI, which contributed $10.3 million of sales in this year's second quarter. In the second quarter of fiscal 2018, CLI was a customer of the division, and the division generated sales of $1.3 million to CLI in that quarter. Therefore, net sales in the second quarter of fiscal 2019 increased $9.0 million versus the second quarter of last year after excluding amounts sold to CLI in the prior year. Excluding sales associated with CLI from the second quarter of last year and the second quarter of this year, division sales increased $0.8 million or 1.8 percent year-over-year in this year’s second quarter.

The CLI acquisition has been fully integrated into the Engineered Films division and is performing to expectations. Synergy realization is ahead of plan, and the sales momentum of the business continues to build. The underlying growth of CLI was strong in this year’s second quarter, increasing approximately 10 percent over the prior year on a comparable basis. Next quarter, the acquisition will reach its one-year anniversary, and the Company will no longer separately report sales contributions from CLI.

In the second half of last year, the division realized $24.2 million in sales of hurricane recovery film, $8.4 million of which occurred in the third quarter. Substantial sales related to hurricane disaster recovery is not typical for the division, as sales of such film are generally less than $2.0 million on an annual basis. In the third and fourth quarters of the current fiscal year, the division does not expect significant sales from hurricane recovery film. As a result, year-over-year sales comparisons in the third and fourth quarter of this fiscal year will be negatively impacted. Excluding the impact of hurricane recovery film, we expect the division to continue to grow sales and to generate profit margins in-line with our long-term expectations.

Operating income in the second quarter of fiscal 2019 was $10.8 million, up $1.3 million or 13.1 percent versus the second quarter of fiscal 2018. The year-over-year increase in operating income was principally driven by higher sales volume and the acquisition of CLI. The division continues to effectively manage pricing in relation to raw material cost developments, driving consistent profitability while managing its growth.

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Raven Industries Second Quarter 2019 Results
August 22, 2018

Division operating income as a percentage of sales decreased slightly year-over-year, from 19.5 percent to 18.4 percent. Strong division profit margins were sustained in the second quarter, even with the heavier mix of installation services. The division continues to achieve the sales volume and operational execution that enables a sustained profit margin consistent with the long-term strategic expectation for the division.

Aerostar Division:
Net sales for Aerostar during the second quarter of fiscal 2019 were $13.5 million, up $4.1 million or 44.3 percent versus the second quarter of fiscal 2018. This increase in net sales was driven primarily by improved sales volume in Aerostar's stratospheric balloon platform and aerostat contract deliveries. In the third quarter of last year, the division was awarded a $6.8 million aerostat contract with the U.S. Department of Defense. The majority of the revenue for this contract is expected to be recorded in the current fiscal year with $3.8 million being recognized in the second quarter. Sales of aerostats in the second quarter of last year were immaterial.

In the first quarter of fiscal year 2019, the Company made the strategic decision to divest Aerostar’s client private business. This business generated sales of $1.4 million in the second quarter of fiscal year 2018. As a result of the divestiture, there were no sales associated with this business unit in the second quarter of fiscal year 2019. Excluding sales associated with the Aerostar client private business from the second quarter of last year, Aerostar sales increased $5.5 million year-over-year, or 69.6 percent, in this year’s second quarter.

Division operating income in the second quarter of fiscal 2019 was $3.8 million, up $2.4 million versus the second quarter of fiscal 2018. This increase in division profit was primarily driven by favorable product mix and a higher proportion of costs being allocated to specific stratospheric balloon contracts. The profit contribution in the second quarter of last year from the divested client private business was modest.

Investments in Growth:
The Company’s expectations over the long-term are to deliver annual earnings growth greater than 10 percent on a consolidated basis. With respect to long-term profitability, the Company expects Applied Technology to achieve and sustain a division profit margin in a range of 32 to 34 percent, Engineered Films to sustain division profit margin in a range of 18 to 20 percent, and Aerostar to maintain division profit margin in a range of 15 to 20 percent.

To deliver those results, the Company continues to invest in each operating division. These investments are important to drive continued growth and profitability consistent with the long-term expectations for each division.

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Raven Industries Second Quarter 2019 Results
August 22, 2018

Research and Development
The Company invests heavily in research and development (R&D) to drive innovative new product offerings in each operating division. In aggregate, the Company invests approximately $25 million annually in R&D activities. As background, R&D investment occurs across all three divisions, with approximately 65 percent directed to Applied Technology, 25 percent to Aerostar, and 10 percent to Engineered Films. In Applied Technology, the division is investing to create new capabilities in autosteering, machine control for autonomous solutions, machine-to-machine connectivity leveraging its Slingshot platform, and next-generation boom-leveling technology, as well as many other areas related to precision agriculture. In Aerostar, the division is investing to further advance its stratospheric balloon platform capabilities and in its next generation radar platform. In Engineered Films, the division is investing in the development of additional value-added product offerings and in value engineering to enhance its competitive position. All of these investments are strategic to the divisions and will be important to driving long-term profitable growth.

Line15
One of the key capital investments in fiscal 2019 is a new blown film line in Engineered Films (Line 15). Total capital expenditures for Line 15 are expected to be approximately $14 million. This new line can serve the Industrial, Agriculture, and Geomembrane markets. The installation process is progressing on schedule and start-up of the new line is anticipated in the fourth quarter of this fiscal year. The Company expects Line 15 to be a strong contributor to organic growth in Engineered Films next year and over the long-term.

Latin America Expansion (Brazil)
In the first quarter of this year, Applied Technology launched its new Latin American headquarters in Brazil to better serve this strategically important region. The greenfield plan is progressing as expected, and the new team is focused on establishing a robust dealer network, direct to large farm channel, and building-out a capable and responsive customer service and repair center. Having a local presence allows us to replicate our service-driven model and leverage our strong OEM relationships to expand our business. Several dealers have already aligned with Applied Technology and more are expected throughout this fiscal year. The division sees a significant growth opportunity for its technology portfolio in the Latin American region and, in particular, Brazil. This investment is expected to contribute strong organic growth for the division over the long-term.

Project Atlas
The Company’s strategic investment in Project Atlas, to replace its existing enterprise resource planning platform with IFS, is on track and progressing according to expectations. The Engineered Films division is expecting to go live on IFS, the Company’s new Oracle-based enterprise resource planning platform, at the end of this fiscal year. This multi-year project will greatly improve the automation and efficiency of our business processes and enhance

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Raven Industries Second Quarter 2019 Results
August 22, 2018

the speed of execution of our strategic plan over the long-term. On a year-to-date basis, expenses for this project have been $1.7 million, consistent with management’s expectations for expenses to be approximately $4.0 million for the full year.

Market Outlook:
The Company operates in many end markets and each have their own opportunities and challenges. The end-markets most relevant to the Company at this time are the Agriculture (Applied Technology) and Energy (Engineered Films) markets.

The agriculture economy is in its fifth year of lackluster profitability, and this has heavily influenced customer demand over this period of time. The prevailing expectations are that the agriculture market will continue to endure low commodity prices. Input costs have declined, but not enough to materially impact farmer incomes. The Company is operating under the assumption that the agriculture market will continue to endure low commodity prices over the short-to-intermediate term. However, the current agriculture equipment replacement cycle appears to be improving. Regardless of the market conditions, the Company is focusing its efforts on new product development in Applied Technology, expanding relationships with key OEM partners, and investing heavily to grow in Latin America.

The energy market is the largest subset of the geomembrane market for Engineered Films. As such, it significantly influences the demand for the division’s geomembrane films. Oil prices have increased nearly 50 percent over the previous twelve months, and land-based rig counts in the Permian basin have increased 26 percent over that same period. The division has seen an increase in the demand for its film for this market. While volatility in oil prices has increased recently, the Company expects oil prices to average between $65 and $75 per barrel over the foreseeable future and for demand for the geomembrane market to remain relatively strong.

The Company is closely monitoring the global trade environment and the changing international trade policy with respect to tariffs from both a supplier and customer perspective. At this time, the Company is working with its suppliers to find a viable solution to the impacts of changes in tariffs and is also working with its customers to pass on these higher costs through tariff surcharges. Concurrently with managing our input costs, we are also monitoring end-market demand implications. Although this situation remains dynamic, the Company does not expect the new tariffs on steel, aluminum, fiber or electrical components to materially impact the Company’s financial results. On the demand side, to the extent that trade policies suppress soy bean prices it could impact demand for the precision agriculture sector.

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Raven Industries Second Quarter 2019 Results
August 22, 2018

Fiscal 2019 Outlook:
“We are very pleased with the strong second quarter performances of all three operating divisions,” said Dan Rykhus, President and CEO. “Organic growth was strong for Aerostar, new product success drove growth for Applied Technology, and Engineered Films executed well and has realized the benefits of the CLI acquisition. We expect the underlying strength of our business to continue in the second half of the year, and we are on track to deliver another strong year of growth and improved profitability.

“Applied Technology’s financial performance continued to improve during the second quarter. We are pleased with the performance from Applied Technology and expect the division will continue to grow sales and drive further margin improvement through enhanced sales execution on our investments in new products. The division achieved organic growth through market share gains and leveraging the strength of its product portfolio. At the same time, the division further increased profit margins while also absorbing the start-up costs for its new Latin America headquarters in Brazil. Significant research and development investment continues for the division, and new product development remains the strategic focus.

“Engineered Films continued to operate at a high level during the second quarter, generating strong growth both in sales and division profit. The division is investing in new manufacturing capabilities and leveraging its newly acquired installation capabilities to drive growth. The division continues to generate profit margins in-line with our long-term expectations.

“Aerostar's second quarter performance was outstanding, and the division is executing on its strategic core focus with stratospheric balloon platforms and radar systems. The division continues to lead the industry with its stratospheric balloon capabilities and is achieving new milestones with performance and customer programs. New research and development efforts on both stratospheric balloon platforms and radar system are progressing nicely.

“Raven’s overall financial performance in the first half of fiscal 2019 has been excellent. We are executing our long-term strategic plan. We are investing heavily in new product development in Applied Technology, new manufacturing capacity in Engineered Films, and the commercialization of our stratospheric balloon platforms and radar systems in Aerostar. As we approach the anniversary of acquiring CLI, acquisitions remain a strategic focus and we are optimistic about the existing pipeline of opportunities. We have a strong platform for organic growth and we are making the right investments and expanding margins. We believe we are on track to deliver another strong performance in fiscal year 2019,” concluded Rykhus.

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Raven Industries Second Quarter 2019 Results
August 22, 2018

Investor Communications:
With the changing sell-side research dynamics and the decline in analysts covering small-cap equities, the Company intends to change the format of its quarterly investor relations communications. These changes will entail a more detailed earnings release that will incorporate what has typically been provided by our executives in their comments on the Company’s investor conference calls. This quarter’s earnings release serves as an example of what investors can expect going forward. In conjunction with this change, the Company no longer intends to host investor conference calls in the traditional manner on a quarterly basis. The Company will replace the traditional conference call with scheduled one-on-one calls from interested investors and analysts but may host a traditional conference call from time to time on a less frequent basis. To schedule a one-on-one call, please contact Bo Larsen, our Director of Investor Relations. His contact information is provided at the end of this earnings release and is also on the Company’s website. In addition, the Company expects to align the timing of its quarterly earnings releases going forward with the timing of the filings of its Form 10-Q. This new approach will streamline investor communications and more efficiently provide the same level of detail and insights that the Company’s investors have become accustomed to receiving historically.

Regulation G:
The information presented in this earnings release regarding earnings before interest, taxes, depreciation, and amortization (EBITDA) do not conform to generally accepted accounting principles (GAAP) and should not be construed as an alternative to the reported results determined in accordance with GAAP. Management has included this non-GAAP information to assist in understanding the operating performance of the Company and its operating segments as well as the comparability of results. The non-GAAP information provided may not be consistent with the methodologies used by other companies. All non-GAAP information is reconciled with reported GAAP results in the tables below.

Conference Call Information:
The Company will host an investor conference call to discuss second quarter fiscal 2019 results tomorrow, Thursday, August 23, 2018, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). The conference call audio will be available to all interested parties via a simultaneous webcast that can be accessed through the Investor Relations section of the Company’s website at http://investors.ravenind.com. Analysts and investors are invited to join the conference call by dialing: +1 (866) 393-0676. The event is scheduled to last one hour. For those unable to listen live, an audio replay of the event will be archived on the Company's website.

About Raven Industries, Inc.:
Raven Industries (NASDAQ: RAVN) is dedicated to providing innovative, high-value products and solutions that solve great challenges throughout the world. Raven is a leader in precision agriculture, high-performance specialty

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Raven Industries Second Quarter 2019 Results
August 22, 2018

films, and lighter-than-air technologies. Since 1956, Raven has designed, produced, and delivered exceptional solutions, earning the company a reputation for innovation, product quality, high performance, and unmatched service. For more information, visit http://ravenind.com.

Forward-Looking Statements:
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the expectations, beliefs, intentions or strategies regarding the future. The Company intends that all forward-looking statements be subject to the safe harbor provisions of the Private Securities Litigation Reform Act.

Generally, forward-looking statements can be identified by words such as "may," "will," "plan," "believe," "expect," "intend," "anticipate," "potential," "should," "estimate," "predict," "project," "would," and similar expressions, which are generally not historical in nature. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future - including statements relating to our future operating or financial performance or events, our strategy, goals, plans and projections regarding our financial position, our liquidity and capital resources, and our product development - are forward-looking statements.

Management believes that these forward-looking statements are reasonable as and when made. However, caution should be taken not to place undue reliance on any such forward-looking statements, because such statements speak only as of the date when made. Our Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain known risks, as described in the Company’s 10K under Item 1A, and unknown risks and uncertainties that may cause actual results to differ materially from our Company’s historical experience and our present expectations or projections.

Contact Information:
Bo Larsen
Investor Relations Director
Raven Industries, Inc.
+1(605)-336-2750

Source: Raven Industries, Inc.

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Raven Industries Second Quarter 2019 Results
August 22, 2018

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars and shares in thousands, except earnings per share) (Unaudited)

	Three Months Ended July 31,			Six Months Ended July 31,
	2018	2017	Fav (Un) Change	2018	2017	Fav (Un) Change
Net sales	$102,684	$86,610	18.6%	$213,813	$180,145	18.7%
Cost of sales	68,076	60,097		139,207	121,676
Gross profit	34,608	26,513	30.5%	74,606	58,469	27.6%
Gross profit percentage	33.7%	30.6%		34.9%	32.5%

Research and development expenses	6,151	4,256		11,436	8,236
Selling, general, and administrative expenses	11,828	10,557		25,010	20,055
Long-lived asset impairment loss	—	—		—	259
Operating income	16,629	11,700	42.1%	38,160	29,919	27.5%
Operating income percentage	16.2%	13.5%		17.8%	16.6%

Other (expense) income, net	(139)	(63)		5,540	(293)
Income before income taxes	16,490	11,637	41.7%	43,700	29,626	47.5%

Income tax expense	2,769	3,403		7,832	9,044
Net income	13,721	8,234	66.6%	35,868	20,582	74.3%

Net income (loss) attributable to noncontrolling interest	44	(1)		56	(1)

Net income attributable to Raven Industries, Inc.	$13,677	$8,235	66.1%	$35,812	$20,583	74.0%

Net income per common share:
- Basic	$0.38	$0.23	65.2%	$1.00	$0.57	75.4%
- Diluted	$0.38	$0.23	65.2%	$0.98	$0.56	75.0%

Weighted average common shares:
- Basic	35,995	36,205		35,955	36,192
- Diluted	36,425	36,554		36,410	36,515

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Raven Industries Second Quarter 2019 Results
August 22, 2018

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands) (Unaudited)

	July 31	January 31	July 31
	2018	2018	2017
ASSETS
Cash and cash equivalents	$65,439	$40,535	$55,197
Accounts receivable, net	61,348	58,532	46,398
Inventories	55,993	55,351	50,844
Other current assets	5,372	5,861	3,670
Total current assets	188,152	160,279	156,109

Property, plant and equipment, net	106,716	106,280	105,723
Goodwill and amortizable intangibles, net	58,210	57,294	52,069
Other assets	2,837	2,950	3,295
TOTAL ASSETS	$355,915	$326,803	$317,196

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$14,882	$13,106	$12,597
Accrued and other liabilities	22,608	23,836	19,180
Total current liabilities	37,490	36,942	31,777

Other liabilities	16,315	13,795	12,348
Shareholders' equity	302,110	276,066	273,071
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$355,915	$326,803	$317,196

Net Working Capital and Net Working Capital Percentage[1]
Accounts receivable, net	$61,348	$58,532	$46,398
Plus: Inventories	55,993	55,351	50,844
Less: Accounts payable	14,882	13,106	12,597
Net working capital[1]	$102,459	$100,777	$84,645

Annualized net sales	$410,736	$383,292	$346,440
Net working capital percentage[1]	24.9%	26.3%	24.4%

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Raven Industries Second Quarter 2019 Results
August 22, 2018

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands) (Unaudited)

	Six Months Ended July 31,
	2018	2017
Cash flows from operating activities:
Net income	$35,868	$20,582
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,401	7,184
Long-lived asset impairment loss	—	259
Other operating activities, net	(4,617)	(8,164)
Net cash provided by operating activities	38,652	19,861

Cash flows from investing activities:
Capital expenditures	(6,853)	(5,223)
Proceeds from sale or maturity of investments	6,668	250
Purchases of investments	(164)	(255)
Proceeds (disbursements) from sale of assets, settlement of liabilities	832	(344)
Other investing activities, net	(1,971)	(17)
Net cash used in investing activities	(1,488)	(5,589)

Cash flows from financing activities:
Dividends paid	(9,326)	(9,384)
Payment of acquisition-related contingent liabilities	(499)	(320)
Other financing activities, net	(2,032)	(299)
Net cash used in financing activities	(11,857)	(10,003)

Effect of exchange rate changes on cash	(403)	280

Net increase in cash and cash equivalents	24,904	4,549
Cash and cash equivalents at beginning of period	40,535	50,648
Cash and cash equivalents at end of period	$65,439	$55,197

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Raven Industries Second Quarter 2019 Results
August 22, 2018

RAVEN INDUSTRIES, INC.
SALES AND OPERATING INCOME BY SEGMENT
(Dollars in thousands) (Unaudited)

	Three Months Ended July 31,			Six Months Ended July 31,
	2018	2017	Fav (Un) Change	2018	2017	Fav (Un) Change
Net sales
Applied Technology	$30,362	$28,424	6.8%	$70,792	$68,914	2.7%
Engineered Films	58,875	49,028	20.1%	118,867	92,583	28.4%
Aerostar	13,517	9,369	44.3%	24,418	18,975	28.7%
Intersegment eliminations	(70)	(211)		(264)	(327)
Consolidated net sales	$102,684	$86,610	18.6%	$213,813	$180,145	18.7%

Operating income
Applied Technology	$8,788	$6,637	32.4%	$24,736	$20,090	23.1%
Engineered Films	10,806	9,551	13.1%	24,002	18,271	31.4%
Aerostar	3,835	1,388	176.3%	6,640	2,806	136.6%
Intersegment eliminations	19	11		4	9
Total segment income	23,448	17,587	33.3%	$55,382	$41,176	34.5%
Corporate expenses	(6,819)	(5,887)	(15.8)%	(17,222)	(11,257)	(53.0)%
Consolidated operating income	$16,629	$11,700	42.1%	$38,160	$29,919	27.5%

Operating income percentages
Applied Technology	28.9%	23.3%	560bps	34.9%	29.2%	570bps
Engineered Films	18.4%	19.5%	(110)bps	20.2%	19.7%	50bps
Aerostar	28.4%	14.8%	1,360bps	27.2%	14.8%	1,240bps
Consolidated operating income	16.2%	13.5%	270bps	17.8%	16.6%	120bps

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Raven Industries Second Quarter 2019 Results
August 22, 2018

RAVEN INDUSTRIES, INC.
EBITDA REGULATION G RECONCILIATION[2]
(Dollars in thousands) (Unaudited)

	Three Months Ended July 31,			Six Months Ended July 31,
			Fav (Un)			Fav (Un)
Segments	2018	2017	Change	2018	2017	Change
Applied Technology
Reported operating income	$8,788	$6,637	32.4%	$24,736	$20,090	23.1%
Plus: Depreciation and amortization	750	822	(8.8)%	1,500	1,652	(9.2)%
ATD EBITDA	$9,538	$7,459	27.9%	$26,236	$21,742	20.7%
ATD EBITDA % of Net Sales	31.4%	26.2%		37.1%	31.5%

Engineered Films
Reported operating income	$10,806	$9,551	13.1%	$24,002	$18,271	31.4%
Plus: Depreciation and amortization	2,327	2,099	10.9%	4,648	4,165	11.6%
EFD EBITDA	$13,133	$11,650	12.7%	$28,650	$22,436	27.7%
EFD EBITDA % of Net Sales	22.3%	23.8%		24.1%	24.2%

Aerostar
Reported operating income	$3,835	$1,388	176.3%	$6,640	$2,806	136.6%
Plus: Depreciation and amortization	218	344	(36.6)%	437	761	(42.6)%
Aerostar EBITDA	$4,053	$1,732	134.0%	$7,077	$3,567	98.4%
Aerostar EBITDA % of Net Sales	30.0%	18.5%		29.0%	18.8%

Consolidated Raven
Net Income attributable to Raven Industries	$13,677	$8,235	66.1%	$35,812	$20,583	74.0%
Interest expense (income), net	(22)	47		(59)	115
Income tax expense	2,769	3,403		7,832	9,044
Plus: Depreciation and amortization	3,718	3,570		7,401	7,184
EBITDA	$20,142	$15,255	32.0%	$50,986	$36,926	38.1%
EBITDA % of Net Sales	19.6%	17.6%		23.8%	20.5%
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1 Net working capital is a defined as accounts receivable (net) plus inventories less accounts payable. Net working capital percentage is defined as net working capital divided by four times quarterly sales for each respective period.
2 EBITDA is a non-GAAP financial measure defined on a consolidated basis as net income attributable to Raven Industries, Inc., plus income taxes, plus depreciation and amortization expense, plus interest expense (net). On a segment basis, it is defined as operating income plus depreciation expense and amortization expense. EBITDA margin is defined as EBITDA divided by net sales.

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